CONSULTING AGREEMENT

This Consulting Agreement ("*Agreement*") is executed to be effective this ____ day of March 2006, by and among Associated Media Holdings, Inc., a Nevada corporation (together with its subsidiaries, "*Company*"), of Suite 300, Park Tower, 5150 Pacific Coast Highway, Long Beach, CA 90804-3312 on the one hand, and Demetri Argyropoulos, an individual, ("*Demetri*") and ***Prima Worldwide, Inc.***, a corporation ("*Prima Consulting Group*" and collectively with Demetri, "*Consultant*"), on the other hand, in reference to the following:

RECITALS

A. Company is engaged in the business of providing (i) multi-media content of various types for mobile and cellular phones and portable devices under the dba Ignition and otherwise (collectively with all other activities and businesses described or reference herein, the "*Business*"). For the avoidance of doubt, Company provides services to various types of customers, including without limitation, businesses and independent or individual users.

B. Consultant has represented to Company that Consultant has extensive experience introducing public companies that seek financing to the investor community.

C. Company is seeking a $2,500,000.00 funding (the ***"Funding"***), for 5,000,000 shares of the Company's Rule 144 common shares (the ***"Stock"***), with *piggyback registration rights*.

D. Consultant has represented to Company that Consultant (directly or indirectly through one or more intermediaries) is negotiating or has in place certain arrangements with a prominent investor, or group of investor's (the "*Investor*"), to provide the Company with the Funding.

E. Consultant has represented to Company that Consultant has the means to facilitate an agreement between the Investor and Company, pursuant to which Company would issue the Stock to the Investor and the Investor would provide the Funding to Company.

F. Company wishes to retain Consultant as a corporate consultant to Company, and Consultant wishes to be retained by Company to facilitate the Funding referenced above.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Consultant agree as follows:

1. **Term.** Company retains Consultant and Consultant accepts this appointment with Company for a period commencing as of the date hereof and terminating three months thereafter unless earlier terminated pursuant to the terms hereof (the "*Term*").

2. **Duties of Consultant.** Consultant will perform such of the following consulting services for Company as the parties may mutually agree: (a) identifying and introducing to Company a *bona fide* Investor, and (b) subject to the terms hereof, during the Term managing (subject to direction of the Company Board) the segment of Company's business and operations that is associated with obtaining and completing a successfully Funding in the amount of $2,500,000.00, and such other services related thereto as are requested by Company's Board of Directors (the "*Services*"). Consultant will not be required to devote his full time and business attention to the performance of the Services; *provided* that Consultant shall devote enough of Consultant's time to the performance of the Services and shall give priority to the Services over Consultant's

other business obligations subject to the Company's payment of the remuneration specified in clause (ii) of Section 3.2 (as therein provided).

3. **Compensation.**

3.1 **One-Time Fee in Shares**. Subject to the terms and conditions hereof, as compensation for the Services and as consideration for Consultant's other obligations hereunder, Company will pay to Consultant (i) a one-time fee of 2,000,000 of Company's Rule 144 common shares with *piggyback registration rights* (the "***One-Time Fee***"), payable as provided in Section 3.4 hereof. At or prior to the transfer of Shares to Consultant (or Consultant's nominee), Consult agrees to (and shall procure that Consultant's nominee (if any) shall) enter into a shareholder agreement, or become a party to a previously existing and still in force shareholder agreement ("the Shareholder Agreement") with the other significant shareholders of shares in the Company ("Major Shareholders") agreeing, inter alia, to the same restrictions on sale or other disposal of the Shares as the Major Shareholders are subject to with respect to their shares in the Company under the Shareholder Agreement.

3.2 Within five (5) working days of the date hereof Company will issue 2,000,000 shares of Company's common stock (the "***Shares***"). All of the Shares shall be deposited by Company in an escrow account with the Bonzer Law Group or such other party as Company may designate for these purposes (the "***Escrow Account***"), and will be delivered and title therein transferred to Consultant at the time of Funding. Title in the Shares will only vest in Consultant or its nominees at the time of their release from the Escrow Account. It is anticipated that the Funding may be paid in an installment arrangement acceptable to Company; and if such should occur, then the Shares will be released from the Escrow Account to Consultant in similar proportions as the partial payments of Funding bear to the total amount of Funding on a case by case basis. Prior to completion of payment of the Funding to the Company, the Shares shall be issued and reserved in the name of Consultant and shall remain in the Escrow Account to support the Company's obligations to pay the One-Time Fee until such time as the Funding is fully paid. Shares will be payable to Consultant after the end of the Term if some or all of the Funding is paid after the Term.

3.3 Consultant represents and warrants to Company that Consultant is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended, and Consultant is a sophisticated investor by virtue of Consultant's business and investment experience and Consultant's pre-existing substantive business relationship with Company and/or its affiliates.

3.4 **No Other Promises or Representations; Full Consideration**. Consultant represents and agrees that no promises, statements or inducements have been made to Consultant that caused Consultant to sign this Agreement other than those expressly stated in this Agreement. Consultant further acknowledges and agrees that the Shares payable and/or to be issued to Consultant under this Section 3 constitutes the entire compensation to which Consultant is entitled under this Agreement, as full consideration for the obligations, covenants, promises and agreements of Consultant under this Agreement, including, without limitation, each and all of the obligations set forth in Section 2, Section 5 and Section 6 of this Agreement.

4. **Condition Precedent**. Notwithstanding anything contained herein to the contrary, Company's obligations hereunder (other than the obligation to deposit the Shares in the Escrow Account and to cause the release of the Shares from the Escrow Account, which Company agrees to deposit and cause to be released as provided in Section 3.2 hereof), including the obligations under Section 3, shall be conditioned on the satisfaction of the following condition precedent: (i) the closing of a agreement pursuant to which the Funding is to be paid and Company's receipt of at least $1,000,000.00 in proceeds from the Funding. For the

avoidance of doubt if the Funding Agreement is not executed by the parties thereto then the Consultant receives no compensation. If the Company receives less than $1,000,000.00 of the Funding the prorate portion of the Shares shall only become payable to Consultant when the Funding paid to Company is equal to or in excess of $1,000,000.00.

5. **Nondisclosure.**

5.1 **Access to Confidential Information.** Consultant agrees that during the Term of the business relationship between Consultant and Company, Consultant will have access to and become acquainted with confidential proprietary information (*"Confidential Information"*) which is owned by Company and is regularly used in the operation of the Business. Consultant agrees that the term "Confidential Information" as used in this Agreement is to be broadly interpreted and includes (i) information that has, or could have, commercial value for the Business (including, without limitation, any business in which Company may engage after the date hereof), and (ii) information that, if disclosed without authorization, could be detrimental to the economic interests of Company. Consultant agrees that the term "Confidential Information" includes, without limitation, any patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how," negative "know-how," trade secrets, customer and supplier identities, characteristics and terms of agreement, details of customer, vendor or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisitions plans, science or technical information, ideas, discoveries, designs, computer programs (including source codes), financial forecasts, unpublished financial information, budgets, processes, procedures, formulae, improvements or other proprietary or intellectual property of Company, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Consultant acknowledges that all Confidential Information, whether prepared by Consultant or otherwise acquired by Consultant in any other way, will remain the exclusive property of Company. Consultant shall be free to disclose Confidential Information as required by a Court or other body of competent jurisdiction provided that Consultant shall promptly notify Company of such requirement. Disclosure of the terms of this Agreement to Consultant's professional advisors shall not be a breach of this confidentiality provision.

5.2 **No Unfair Use by Consultant.** Consultant understands, acknowledges and agrees that it would be extremely damaging to Company if Company's Confidential Information were disclosed to a competitor or made available to any other person, corporation or other entity. Consultant understands and agrees that such Confidential Information has been disclosed to Consultant in confidence, that Consultant will keep such information secret and confidential in accordance and consistent with Consultant's fiduciary obligations to Company. Consultant promises and agrees that Consultant (which shall include its employees and contractors) will not misuse, misappropriate, distribute or disclose in any way to any person or entity any of Company's Confidential Information, either directly or indirectly, nor will Consultant use the Confidential Information in any way or at any time except as required in the course of Consultant's business relationship with Company.

6. **Restrictive Covenants.**

6.1 **Non-Competition Covenant.** Consultant agrees that during the Term and for a period of twenty-four (24) months after the Term (the "*Non-Compete Period*"), Consultant shall not, within the geographical territory of North America, either directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity, engage in (i) any activity, business, venture or division of any entity, the primary business of which includes the development, distribution, sale or provision of products or services that compete with the Business or (ii) any business, venture or division of any entity engaged in any business that is substantially the same as or

similar to the Business (collectively, all such businesses, activities, ventures or division of any entity other than the Business, "***Competitive Businesses***" or individually, a "***Competitive Business***"). For the purposes of this Section 6.1, "directly or indirectly" means (A) Consultant acting as an agent, representative, consultant, officer, director, independent contractor, or employee of any Competitive Business; (B) Consultant participating as an owner, partner, limited partner, joint venture, creditor (other than as a trade creditor in the ordinary course of business) or shareholder (except as a shareholder holding less than a one percent (1%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over the counter market, provided that Consultant does not participate in the management or operation of such corporation) in any Competitive Business; or (iii) communicating proprietary or confidential information or trade secrets concerning any past, present or identified prospective client or customer of the Business to any Competitive Business.

6.2 **Non-Solicitation Covenant**. Consultant further agrees that during the Term and the Non-Compete Period, Consultant shall not (i) directly or indirectly, solicit, hire or participate in or assist in the solicitation of, or hiring, any employees, officers or consultants of Company or anyone who was employed by Company at any time during the preceding 12 months; or (ii) directly or indirectly, solicit, recruit, or induce any employee, officer or consultant of Company to (A) terminate his or her employment relationship with Company or (B) work for any other person or entity engaged in competition with the Business. Consultant acknowledges and agrees that Company depends on the services and contributions of its employees, personnel, consultants and vendors. Consultant acknowledges and understands that the loss of the services of any such key employees or personnel by Company could materially and adversely affect Company's business, operations and prospects. Consultant also shall not solicit any Customer (defined below) for the purpose of providing any goods or services to such Customer. For the purposes hereof, "***Customer***" means any person or entity to whom Company has sold products or services, or solicited to sell products or services, at any time during the Non-Compete Period.

6.3 **Inducements and Acknowledgements**. Consultant hereby acknowledges that the covenants, agreements and obligations set forth in Section 5 and Section 6 are a material inducement to Company's execution of this Agreement and its agreement to enter into the obligations (including payment obligations) set forth herein. In view of the nature of Consultant's relationship with Company and the Confidential Information and trade secrets that Consultant will receive during the course of Consultant's relationship with Company, and without limiting the generality of any other provision of this Agreement, Consultant also agrees that Company would be irreparably harmed by any violation or threatened violation of this Agreement and that, therefore, Company shall be entitled to an injunction prohibiting Company from any violation or threatened violation of this Agreement, in addition to any other relief, including monetary damages, to which Company may be entitled. The obligations described in this Section 6.3 shall continue in effect after the payment of the Shares and after the end of the Non-Compete Period.

6.4 **Reasonable Covenants**. Consultant agrees that the terms and the time periods provided for, and the geographical area encompassed by, the covenants contained in Section 6 are necessary and reasonable in order to protect the good will and value of the Business. The parties hereto agree that the execution, delivery and performance of the obligations under this Section 6 are in consideration of and a condition to the vesting of the Shares or the Warrant at any time after the Term. If any court having jurisdiction at any time hereafter shall hold any provision or clause of this Agreement to be unreasonable as to its scope, territory or term, and if such court in its judgment or decree shall declare or determine that scope, territory or term which such court deems to be reasonable, then such scope, territory or term, as the case may be, shall be deemed automatically to have been reduced or modified to conform to that declared or determined by such court to be reasonable.

7. **Termination.**

7.1 **Termination on Default.** Should Consultant default in the performance of this Agreement or materially breach any of its provisions, Company may terminate this Agreement by giving written notification to Consultant. Termination shall be effective immediately on receipt of said notice. For purposes of this section, material breaches of this Agreement shall include, without limitation, (i) the failure by Consultant to conform in all material respects to all laws and regulations governing Consultant's duties under this Agreement; and/or (ii) Consultant's failure to uphold the obligations set forth in Section 2, Section 5 or Section 6 hereof.

7.2 **Automatic Termination.** This Agreement terminates automatically on the occurrence of any of the following events: (i) the bankruptcy, insolvency, liquidation or dissolution of Company; or (ii) the death or disability of Consultant.

7.3 **Return of Company Property.** Upon the termination or expiration of this Agreement, Consultant will immediately transfer to Company all files (including, without limitation, electronic files), records, documents, drawings, specifications, equipment and similar items in its possession relating to the business of Company or its Confidential Information (including the work product of Consultant created pursuant to this Agreement).

8. **Notices.** Unless otherwise specifically provided in this Agreement, all notices or other communications (collectively and severally called "***Notices***") required or permitted to be given under this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), or (B) by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency. Notices shall be addressed to the address set forth on the signature page of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other party.

9. **Miscellaneous.**

9.1 **Choice of Law; Jurisdiction; Venue.** This Agreement shall be governed according to the laws of the State of California, notwithstanding the conflict of laws principles thereof. Each of the parties hereto expressly consents to jurisdiction in the State of California and agrees that any and all disputes arising under this Agreement shall be subject to proceedings in Los Angeles County, California

9.2 **Mediation/Arbitration.** Any dispute arising under this Agreement will be first referred for resolution to Company and Consultant's respective management designee. To the extent that the designees of the parties cannot resolve the dispute within five (5) business days of referral to them, the parties agree to try in good faith to settle the dispute by non-binding mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration, litigation, or some other dispute resolution procedure. If after three (3) days of mediation with the mediator, the dispute is not settled, or if the mediator declares an impasse prior to the end of the three (3) day period, the aggrieved party may pursue binding arbitration as set forth below. Any and all mediation hearings or arbitration hearings will be held in Los Angeles, California, unless the parties agree otherwise. In the event a dispute arises under or in connection with this Agreement or the parties' relationship (whether in contract or in tort) that cannot be resolved through mediation as set forth above, such dispute shall be submitted to arbitration and resolved by a single arbitrator (who is a lawyer) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect as modified herein. All such arbitration shall be confidential take place at the office of the American Arbitration Association located in Los Angeles, California. Each party is entitled to depose one fact witness and any expert witness retained by the other party and to conduct such other discovery the arbitrator deems appropriate. The arbitrator has no authority to award attorneys' fees or

punitive damages. The award or decision rendered by the arbitrator shall be final, binding and conclusive and judgment may be entered upon such award by any court.

9.3 **Entire Agreement.** This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the services to be rendered by Consultant to Company and contains all of the covenants and agreements between the parties with respect to the services to be rendered by Consultant to Company in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party which is not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

9.4 **Counterparts.** This Agreement may be executed manually or by facsimile signature in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

9.5 **Severability.** If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

9.6 **Indemnification.** Consultant agrees to indemnify, defend and hold Company harmless for all losses, damages, claims, costs, expenses (including third party legal fees and expenses) or proceedings involving Company (or its officers, directors, affiliates or representatives) and relating to the Services provided by Consultant hereunder, to the fullest extent provided by applicable law, unless such losses, damages, claims or proceedings directly relate to Company's own gross negligence, fraud or material breach by Company of this Agreement.

9.7 **Successors and Assigns.** The rights and obligations under this Agreement shall be binding and inure to the benefit of the successors and assigns of the parties hereto. The rights and obligations under this Agreement may not be assigned by Consultant without the written consent of Company. Company may assign its rights and obligations hereunder to one or more of its affiliates or any company under common control with it at any time.

9.8 **Waivers.** No waiver of any provision of this Agreement shall be deemed to be a waiver of any other provision, whether or not similar; and, no such waiver shall constitute a continuing waiver. No waiver of any provision hereof, or the granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought.

9.9 **Authorization.** Each individual executing this Agreement on behalf of a party to this Agreement individually represents and warrants that he or she has the authority to do so and the power to enter into this Agreement on behalf of such party and to bind the party for whom he or she is signing.

9.10 Further Acts. The parties hereby each agree to execute at their own cost such other documents and perform such other acts, as may be necessary or desirable to carry out the purposes of this Agreement

9.11 Proper Construction. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. As used in this Agreement, the term "or" shall be deemed to include the term "and/or" and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

WHEREFORE, the parties have executed this Agreement on the date first written above, to be effective as of the date hereof.

"CONSULTANT"

____
Prima Worldwide, Inc.
by Demetri Argyropoulos its CEO

Address:
1231 State Street – Suite 210
Santa Barbara, CA 93101

ASSOCIATED MEDIA HOLDINGS, Inc.

By: ________________________
Name: Darryl Franklin
Title: CEO

Address:
Park Tower
5150 E. Pacific Coast Hwy.- Suite 300
Long Beach, CA 90804

9.10 Further Acts. The parties hereby each agree to execute at their own cost such other documents and perform such other acts, as may be necessary or desirable to carry out the purposes of this Agreement.

9.11 Proper Construction. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. As used in this Agreement, the term "or" shall be deemed to include the term "and/or" and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

WHEREFORE, the parties have executed this Agreement on the date first written above, to be effective as of the date hereof.

"CONSULTANT"

(On behalf of Demetri)
Prima Worldwide, Inc.
by Demetri Argyropoulos its CEO

Address:
1231 State Street – Suite 210
Santa Barbara, CA 93101

ASSOCIATED MEDIA HOLDINGS, Inc.

By: ______________________
Name: Darryl [illegible]
Title: CEO

Address:
Park Tower
5150 E. Pacific Coast Hwy.- Suite 300
Long Beach, CA 90804